Exhibit 99.1

Albany International Reports Second-Quarter Results

Second-Quarter Financial Highlights

  Net sales were $198.0 million, compared to $191.9 million in Q2 2012, an increase of 3.1 percent.
  Adjusted EBITDA for Q2 2013 was $36.1 million, compared to $40.5 million in Q2 2012 (see Tables 5 and 6). Year-to-date Adjusted EBITDA was $69.9 million in 2013, compared to $66.1 million in 2012 (see Tables 10 and 11).
  Q2 2013 income from continuing operations was a loss of $0.22 per share. These results include restructuring charges of $0.47, foreign currency revaluation losses of $0.03, and net unfavorable income tax adjustments of $0.05 (see Table 7).
  Q2 2012 income from continuing operations was a loss of $1.84 per share. These results included a pension settlement charge of $2.37, restructuring charges of $0.06, foreign currency revaluation gains of $0.11, and net unfavorable income tax adjustments of $0.01 (see Table 8).
  The income tax rate excluding tax adjustments was 39.0 percent in Q2 2013, compared to 26.5 percent in Q2 2012.

ROCHESTER, N.H.--(BUSINESS WIRE)--July 31, 2013--Albany International Corp. (NYSE:AIN), a global advanced textiles and materials processing company with core businesses in machine clothing and engineered composites, reported a Q2 2013 loss from continuing operations of $7.0 million. These results include restructuring charges of $24.3 million, foreign currency revaluation losses of $1.4 million, and net unfavorable income tax adjustments of $1.4 million (see Table 7).

Q2 2012 income from continuing operations was a loss of $57.8 million. These results included a pension settlement charge of $110.6 million, restructuring charges of $3.2 million, foreign currency revaluation gains of $5.8 million, and net unfavorable income tax adjustments of $0.4 million (see Table 8).

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	June 30,		Percent	Translation	Currency
(in thousands)	2013	2012	Change	Rates	Rate Effect
Machine Clothing (MC)	$177,536	$177,122	0.2%	$50	0.2%
Engineered Composites (AEC)	20,438	14,818	37.9%	-	37.9%
Total	$197,974	$191,940	3.1%	$50	3.1%

Q2 2013 gross profit was $77.4 million, or 39.1 percent of net sales, compared to $78.5 million, or 40.9 percent of net sales, in the same period of 2012. The decrease in gross profit percentage was principally attributable to a higher portion of total net sales coming from the Engineered Composites segment, and $0.9 million of inventory write-offs associated with the termination of a legacy program at AEC’s Boerne, Texas, facility. In Machine Clothing, the gross profit margin decreased slightly from 44.2 percent in 2012 to 43.8 percent in 2013.

Selling, technical, general, and research (STG&R) expenses were $56.6 million, or 28.6 percent of net sales, in the second quarter of 2013, including gains of $0.5 million related to the revaluation of non-functional-currency assets and liabilities. In the second quarter of 2012, STG&R expenses were $50.8 million, or 26.5 percent of net sales, including gains of $2.7 million related to the revaluation of non-functional-currency assets and liabilities. Q2 2013 compensation expense included $0.4 million of unfavorable accrual adjustments as a result of increases in the Company’s share price, while comparable Q2 2012 expense included $1.5 million of favorable accrual adjustments for changes in the Company share price and other items. These accrual adjustments are all reflected in the Unallocated expenses segment.

The following table summarizes second-quarter operating income:

Table 2
	Operating Income/(loss)
	Three Months ended
	June 30,
(in thousands)	2013	2012
Machine Clothing	$20,699	$44,997
Engineered Composites	(1,825)	(369)
Research expenses	(7,673)	(7,253)
Pension settlement charge - Unallocated	-	(110,560)
Unallocated expenses	(14,714)	(12,819)
Total	($3,513)	($86,004)

Operating results were affected by restructuring and currency revaluation as described below:

Table 3
	Expenses/(income) in Q2		Expenses/(income) in Q2
	2013 resulting from		2012 resulting from

(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation
Machine Clothing	$24,230	($452)	$2,903	($2,721)
Engineered Composites	91	-	-	-
Unallocated expenses	-	2	249	2
Total	$24,321	($450)	$3,152	($2,719)

During the second quarter of 2013, the Company completed consultations with employee works councils regarding the Company’s Machine Clothing production facilities in Sélestat and St. Junien, France. As a result, the Company recorded a restructuring charge of $24 million in Q2. These restructuring charges are primarily severance and social costs. Under the terms of the restructuring plan, the Company will also provide training, outplacement, and other programs. The costs for those programs will be recorded as restructuring in future quarters when they are incurred.

Q2 2013 Other income/expense, net, was expense of $2.2 million, including losses related to the revaluation of non-functional-currency intercompany balances of $1.9 million. Other income/expense, net, in Q2 2012 was income of $2.6 million, including gains of $3.1 million related to the revaluation of non-functional-currency intercompany balances.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 4
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	June 30,
(in thousands)	2013	2012
Operating income	$450	$2,719
Other income/(expense), net	(1,894)	3,128
Total	($1,444)	$5,847

The Company’s income tax rate, excluding tax adjustments, was 39.0 percent for the second quarter of 2013, compared to 26.5 percent for the same period of 2012. The increase in the estimated tax rate, compared to Q2 2012, was primarily attributable to changes in the anticipated amount and distribution of income and loss among the countries in which we operate. Q2 2013 income tax expense included a charge of $0.9 million for the change in the estimated income tax rate, and a charge of $0.5 million for discrete tax adjustments. For Q2 2012, income tax expense was a benefit of $29.6 million, which included a tax benefit of $36.2 million related to the pension settlement charge, a net discrete tax charge of $0.7 million, and a favorable adjustment of $0.3 million related to the change in the estimated income tax rate.

The following tables summarize Adjusted EBITDA:

Table 5
Three Months ended June 30, 2013			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income/(loss) from continuing operations	$20,699	($1,825)	($25,902)	($7,028)
Interest expense, net	-	-	3,547	3,547
Income tax (benefit)	-	-	(2,243)	(2,243)
Depreciation and amortization	11,479	1,874	2,728	16,081
EBITDA	32,178	49	(21,870)	10,357
Restructuring and other, net	24,230	91	-	24,321
Foreign currency revaluation losses/(gains)	(452)	-	1,896	1,444
Adjusted EBITDA	$55,956	$140	($19,974)	$36,122

Table 6
Three Months ended June 30, 2012			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income/(loss) from continuing operations	$44,997	($369)	($102,403)	($57,775)
Interest expense, net	-	-	3,969	3,969
Income tax (benefit)	-	-	(29,643)	(29,643)
Depreciation and amortization	11,745	1,448	2,849	16,042
EBITDA	56,742	1,079	(125,228)	(67,407)
Restructuring and other, net	2,903	-	249	3,152
Foreign currency revaluation losses/(gains)	(2,721)	-	(3,126)	(5,847)
Pension settlement charge	-	-	110,560	110,560
Adjusted EBITDA	$56,924	$1,079	($17,545)	$40,458

Capital spending for equipment and software was $15.2 million for the second quarter of 2013, bringing the year-to-date total to $28.5 million, including $16.8 million for the Engineered Composites segment and its expansion associated with the LEAP program. Depreciation and amortization was $16.1 million for the second quarter of 2013.

CEO Comments

President and CEO Joe Morone said, “Q2 2013 was another solid quarter for Albany International. Both businesses performed well and continued on track toward their near- and long-term targets. Sales were up 3 percent compared to Q2 2012, with MC essentially flat and AEC up 38 percent. Adjusted EBITDA declined from $40 million in Q2 2012 to $36 million but was roughly comparable to the prior period once the negative effects of the AEC program write-offs and accrual adjustments discussed above (see STG&R paragraph) are taken into account. Cash generation was strong, with net debt declining by $11 million. Year to date, sales are 3 percent ahead of last year and Adjusted EBITDA is 6 percent ahead.

“In MC, sales and Adjusted EBITDA were nearly identical to Q2 2012. Gross margins were slightly lower, essentially holding at the same levels as the past several quarters. Performance in the Americas, both North and South, was once again strong, as underlying conditions remained stable in our key market segments and our already strong market position continued to strengthen. In Europe, sales were stable for the sixth consecutive quarter, while orders reached their highest quarterly level since Q4 2011. In Asia, sales were also stable, although at levels roughly 10 percent below 2012 levels; orders improved significantly compared to each of the last three quarters, and are slightly ahead of where they were a year ago. In both Europe and Asia, our competitive performance with key customers continues to be very strong.

“Even though MC Adjusted EBITDA for the first half of this year is $8 million ahead of last year, and the short-term trends in Europe and Asia are considerably more encouraging, we still expect full-year 2013 MC Adjusted EBITDA to be comparable to full-year 2012 Adjusted EBITDA. This is because of the anticipated impact on the second half of 2013 of the change in contract terms governing treatment of inventory (a shift from consignment to recognition of revenue upon delivery) that we agreed to last year with our largest customer. We disclosed in Q3 2012 that this change led to an acceleration of $8 million in revenue; the reverse effect will be felt in the second half of this year, as our customer works off the formerly consigned inventory that we recognized as revenue last year. So even though market and competitive conditions are positive in the Americas, and order patterns in Europe and Asia have improved, we expect this inventory effect, coupled with normal summer slowdowns in Europe, to create a large enough drop in sales and income to bring Adjusted EBITDA for the full year to a level comparable to last year.

“In AEC, Adjusted EBITDA declined compared to Q2 2012 as result of the write-offs associated with the termination of a legacy program in our Boerne, Texas, operation that we mentioned in our Q1 release. With this program termination behind us, we expect to see steady and significant improvements in profitability beginning in the second half of this year, which should continue through the decade as LEAP production begins to ramp up in 2015 and beyond.

“The LEAP program continues on schedule. Construction of Plant 1 in Rochester, New Hampshire, is now essentially complete, and the first wave of manufacturing equipment is being installed. Maturation of manufacturing processes and equipment, and production of parts for testing, continue to progress. At the recently concluded Paris Air Show, the LEAP program, and our participation in it, generated considerable interest. CFM now reports 5,300 orders in hand for LEAP engines, and indications continue to point to a robust market.

“As I have stated in the past, our objective is to establish AEC as the leading Tier 2 supplier of highly engineered composites to the aerospace industry, and to realize its growth potential of $300 million to $500 million in revenue by 2020. Expanding AEC’s portfolio of business beyond the four LEAP parts currently slated for production is a necessary next step in the effort to realize this growth potential. We continue to work on a broad array of opportunities; among the most promising of these are potential additional parts for subsequent versions of the LEAP engine, extrapolations of the LEAP fan module to larger and smaller engines, components for the new ceramic matrix composite engine nozzle under development by Boeing, and other airframe applications. At the Paris Air Show, Safran unveiled prototypes of two examples of new engine applications that AEC has been working on with them: a ceramic matrix composite low-pressure turbine blade, for possible application on future versions of the LEAP engine; and a 3D-woven composite fan blade for an open rotor engine, a leading engine candidate for the next-generation single-aisle aircraft.

“In sum, Q2 2013 was another solid quarter for Albany International. Both businesses performed well, and our outlook for each, both near- and long-term, remains unchanged.”

CFO Comments

CFO and Treasurer John Cozzolino commented, “Net debt declined approximately $11 million as compared to Q1 (see Table 9), as cash flow from strong operating results was partially offset by about $15 million of capital expenditures. The Company’s leverage ratio, as defined in our primary debt agreements, was 1.75 at the end of Q2, while $166 million was available on our $330 million credit facility. Cash balances, mostly held outside of the U.S., totaled about $197 million at the end of Q2.

“During Q2, the Company entered into forward interest rate swap transactions for the period of July 2015 through March 2018, when our current revolving credit facility expires. On a total notional amount of $110 million, these swap transactions effectively fix the LIBOR portion of our interest expense at 1.414 percent, which at the current leverage ratio would result in an interest rate of 2.79 percent. These swaps take effect upon the expiration of our existing swaps that were entered into in 2010.

“As previously discussed, in Q2 the Company completed consultations with employee works councils regarding Machine Clothing production facilities in France. As a result, a restructuring charge of about $24 million was recorded in Q2. The charge reflects the expected cash costs for severance and social costs, which are expected to be substantially paid out during Q3 and Q4 of this year. Additional cash costs for training, outplacement, and other programs will be recorded as restructuring charges as they are incurred over the next several quarters and could total $6 to $8 million. Furthermore, a non-cash credit for the pension curtailment impact of this restructuring will be calculated and recorded in Q3. Based on an assessment of equipment located at the affected facilities, the restructuring charges recorded in the second quarter did not include any provision for impairment of fixed assets. Annual savings from this restructuring are expected to be about $10 million per year. The Company continues to expect to start realizing a portion of these savings beginning in the fourth quarter of 2013, with the full effect to be realized by the second half of 2014.

“The Company’s income tax rate in Q2, exclusive of tax adjustments, was about 39 percent, and is expected to stay around that level for the full-year 2013. The increase in the tax rate, compared to the mid-30 percent range anticipated at the end of Q1, is mostly due to a change in the expected full-year geographic distribution of pre-tax income and the impact of potential future repatriations of non-U.S. cash. Including the utilization of net operating loss carry-forwards and other deferred tax assets, and payments related to tax audits, cash paid for income taxes through the first two quarters of 2013 was $14.6 million and is expected to total about $25 million for the full year.”

The Company plans a webcast to discuss second-quarter 2013 financial results on Thursday, August 1, 2013, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 18 plants in 11 countries, employs 4,000 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA, Adjusted EBITDA, sales excluding currency effects, income tax rate exclusive of income tax adjustments, net debt, and certain income and expense items on a per share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. All non-GAAP financial measures in this release relate to the Company’s continuing operations.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its Income tax rate, exclusive of Income tax adjustments, by removing Income tax adjustments from total Income tax expense, then dividing that result by Income before tax. The Company calculates EBITDA by adding Interest expense net, Income taxes, and Depreciation and Amortization to Income from Continuing Operations. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and pension settlement charges, and then adding or subtracting revaluation losses or gains and subtracting building sale gains. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, and building sale gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized for the most recent reporting period, the full-year tax rate for the comparable period of the prior year, and the weighted average number of shares outstanding for each period.

Table 7 Quarter ended June 30, 2013
(in thousands, except per share amounts)	Pre-tax		After-tax	Shares	Per Share
	amounts	Tax Effect	Effect	Outstanding	Effect
Restructuring and other, net	$24,321	$9,485	$14,836	31,628	$0.47
Foreign currency revaluation losses	1,444	563	881	31,628	0.03
Negative effect of change in estimated income tax rate	-	888	888	31,628	0.03
Net discrete income tax charge	-	485	485	31,628	0.02

Table 8 Quarter ended June 30, 2012
(in thousands, except per share amounts)	Pre-tax		After-tax	Shares	Per Share
	amounts	Tax Effect	Effect	Outstanding	Effect
Restructuring and other, net	$3,152	$1,214	$1,938	31,349	$0.06
Foreign currency revaluation gains	5,847	2,251	3,596	31,349	0.11
Pension settlement charge	110,560	36,161	74,399	31,349	2.37
Favorable effect of change in estimated tax rate	-	297	297	31,349	0.01
Net discrete income tax charge	-	682	682	31,349	0.02

The following table contains the calculation of net debt:

Table 9
(in thousands)	June 30, 2013	March 31, 2013	December 31, 2012
Notes and loans payable	$610	$780	$586
Current maturities of long-term debt	55,014	55,014	83,276
Long-term debt	265,368	278,622	235,877
Total debt	320,992	334,416	319,739
Cash	197,321	199,833	190,718
Net debt	$123,671	$134,583	$129,021

The following tables summarize year-to-date Adjusted EBITDA:

Table 10
Six Months ended June 30, 2013			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income/(loss) from continuing operations	$63,607	($3,888)	($55,236)	$4,483
Interest expense, net	-	-	7,572	7,572
Income tax expense	-	-	4,005	4,005
Depreciation and amortization	23,039	3,576	5,340	31,955
EBITDA	86,646	(312)	(38,319)	48,015
Restructuring and other, net	24,423	534	-	24,957
Foreign currency revaluation losses/(gains)	(1,195)	-	1, 907	712
Gain on sale of former manufacturing facility	-	-	(3,763)	(3,763)
Adjusted EBITDA	$109,874	$222	($40,175)	$69,921

Table 11
Six Months ended June 30, 2012			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income/(loss) from continuing operations	$75,842	($340)	($133,406)	($57,904)
Interest expense, net	-	-	8,613	8,613
Income tax (benefit)	-	-	(39,615)	(39,615)
Depreciation and amortization	23,798	2,853	5,418	32,069
EBITDA	99,640	2,513	(158,990)	(56,837)
Restructuring and other, net	3,576	-	(166)	3,410
Foreign currency revaluation losses/(gains)	(955)	-	708	(247)
Pension settlement charge	-	-	119,735	119,735
Adjusted EBITDA	$102,261	$2,513	($38,713)	$66,061

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about economic and paper industry trends and conditions during 2013 and in future years; sales, EBITDA, Adjusted EBITDA and operating income expectations in 2013 and in future periods in each of the Company’s businesses and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and AEC sales growth potential; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; the amount and timing of charges related to announced restructuring activities; future debt levels and debt covenant ratios; and future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,

2013	2012		2013	2012

$197,974	$191,940	Net sales	$384,628	$372,017
120,541	113,440	Cost of goods sold	234,426	225,231

77,433	78,500	Gross profit	150,202	146,786
41,994	37,146	Selling, general, and administrative expenses	78,547	84,169
14,631	13,646	Technical, product engineering, and research expenses	27,693	26,385
24,321	3,152	Restructuring and other, net	24,957	3,410
-	110,560	Pension settlement expense	-	119,735

(3,513)	(86,004)	Operating income/(loss)	19,005	(86,913)
3,547	3,969	Interest expense, net	7,572	8,613
2,211	(2,555)	Other expense/(income), net	2,945	1,993

(9,271)	(87,418)	Income/(loss) before income taxes	8,488	(97,519)
(2,243)	(29,643)	Income tax expense/(benefit)	4,005	(39,615)

(7,028)	(57,775)	Income/(loss) from continuing operations	4,483	(57,904)

(575)	2,760	(Loss)/income from operations of discontinued business	(575)	4,776
-	34,709	Gain on sale of discontinued business	-	92,677
(224)	13,439	Income tax (benefit)/expense on discontinued operations	(224)	26,253
(351)	24,030	(Loss)/income from discontinued operations	(351)	71,200
($7,379)	($33,745)	Net income/(loss)	$4,132	$13,296

		Earnings per share - Basic
($0.22)	($1.84)	Income/(loss) from continuing operations	$0.14	($1.85)
(0.01)	0.76	Discontinued operations	(0.01)	2.27
($0.23)	($1.08)	Net income/(loss)	$0.13	$0.42

		Earnings per share - Diluted
($0.22)	($1.84)	Income/(loss) from continuing operations	$0.14	($1.84)
(0.01)	0.76	Discontinued operations	(0.01)	2.26
($0.23)	($1.08)	Net income/(loss)	$0.13	$0.42

		Shares used in computing earnings per share:
31,628	31,349	Basic	31,562	31,329
31,628	31,349	Diluted	31,856	31,518

$0.15	$0.14	Dividends per share	$0.29	$0.27

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$197,321	$190,718
Accounts receivable, net	174,881	171,535
Inventories	117,443	119,183
Income taxes receivable and deferred	20,298	20,594
Prepaid expenses and other current assets	12,311	10,435
Total current assets	522,254	512,465

Property, plant and equipment, net	406,845	420,154
Intangibles	733	848
Goodwill	75,688	76,522
Deferred taxes	125,549	123,886
Other assets	26,875	22,822
Total assets	$1,157,944	$1,156,697

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$610	$586
Accounts payable	34,032	35,117
Accrued liabilities	130,269	103,257
Current maturities of long-term debt	55,014	83,276
Income taxes payable and deferred	7,795	13,552
Total current liabilities	227,720	235,788

Long-term debt	265,368	235,877
Other noncurrent liabilities	131,808	136,012
Deferred taxes and other credits	52,771	55,509
Total liabilities	677,667	663,186

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
36,875,127 in 2013 and 36,642,204 in 2012	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2013 and 2012	3	3
Additional paid in capital	397,606	395,381
Retained earnings	430,736	435,775
Accumulated items of other comprehensive income:
Translation adjustments	(22,153)	(7,659)
Pension and postretirement liability adjustments	(67,255)	(69,484)
Derivative valuation adjustment	(1,126)	(2,878)
Treasury stock (Class A), at cost 8,463,635 shares
in 2013 and 8,467,873 in 2012	(257,571)	(257,664)
Total shareholders' equity	480,277	493,511
Total liabilities and shareholders' equity	$1,157,944	$1,156,697

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,

2013	2012		2013	2012
		OPERATING ACTIVITIES
($7,379)	($33,745)	Net income/(loss)	$4,132	$13,296
		Adjustments to reconcile net income to net cash provided by /(used in) operating activities:
14,427	14,340	Depreciation	28,638	28,685
1,654	1,767	Amortization	3,317	3,553
-	209	Noncash interest expense	-	614
(7,864)	(58,125)	Change in long-term liabilities, deferred taxes and other credits	(3,991)	(125,244)
-	110,197	Write-off of pension liability adjustment due to settlement	-	118,350
21	677	Provision for write-off of property, plant and equipment	65	200
-	(34,709)	(Gain) on disposition of assets	(3,763)	(92,677)
(172)	(8)	Excess tax benefit of options exercised	(524)	(11)
(476)	566	Compensation and benefits paid or payable in Class A Common Stock	(1,174)	1,403

		Changes in operating assets and liabilities, net of business divestitures:
(4,515)	(13,893)	Accounts receivable	(6,238)	(10,525)
2,458	3,783	Inventories	(530)	(129)
1,544	619	Prepaid expenses and other current assets	(2,033)	(997)
28	832	Income taxes prepaid and receivable	180	7,392
(1,139)	(6,199)	Accounts payable	(592)	(25)
29,912	9,179	Accrued liabilities	20,929	7,364
441	(4,486)	Income taxes payable	(4,877)	(2,530)
(793)	(1,784)	Other, net	(1,231)	(2,167)
28,147	(10,780)	Net cash provided by/(used in) operating activities	32,308	(53,448)

		INVESTING ACTIVITIES
(14,620)	(9,881)	Purchases of property, plant and equipment	(27,808)	(14,190)
(555)	22	Purchased software	(648)	(8)
-	-	Proceeds from sale of assets	6,268	-
-	38,081	Proceeds from sale of discontinued operations, net of expenses	-	150,654
(15,175)	28,222	Net cash (used in)/provided by investing activities	(22,188)	136,456

		FINANCING ACTIVITIES
5,037	29,164	Proceeds from borrowings	51,905	38,164
(18,476)	(11,981)	Principal payments on debt	(50,659)	(69,223)
1,004	79	Proceeds from options exercised	2,968	268
172	8	Excess tax benefit of options exercised	524	11
(76)	-	Debt acquisition costs	(1,639)	-
(4,423)	(4,069)	Dividends paid	(4,423)	(8,138)
(16,762)	13,201	Net cash (used in)/provided by financing activities	(1,324)	(38,918)

1,278	(6,976)	Effect of exchange rate changes on cash and cash equivalents	(2,193)	1,593

(2,512)	23,667	Increase/(decrease) in cash and cash equivalents	6,603	45,683
199,833	140,925	Cash and cash equivalents at beginning of period	190,718	118,909
$197,321	$164,592	Cash and cash equivalents at end of period	$197,321	$164,592

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media:
Susan Siegel, 603-330-5866
susan.siegel@albint.com